Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES NASDAQ DEFICIENCY NOTICE
ATLANTA, GA — (March 26, 2007) Atlantis Plastics, Inc. (NASDAQ Global Market: ATPL) today announced that it received a NASDAQ Staff Deficiency Letter on March 23, 2007, indicating that the Company fails to comply with the minimum market value of publicly held shares requirement for continued listing on the NASDAQ Global Market set forth in Marketplace Rule 4450(b)(3). This rule requires the Company to have a minimum market value of publicly held shares of at least $15 million.
The Company is provided with 90 calendar days, or until June 21, 2007, to regain compliance. If, at any time prior to June 21, 2007, the market value of the Company’s publicly held shares is $15 million or more for 10 consecutive trading days, the Company will regain compliance. If compliance cannot be demonstrated by June 21, 2007, NASDAQ will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal NASDAQ’s determination to a Listing Qualifications Panel.
The Company intends to monitor the market value of its listed securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by June 21, 2007.
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
###